Exhibit 1.01

CDC Software acquires Leading Australian Business Intelligence Services Company

PlanTec to Strengthen CDC Software’s Market Position in Business Intelligence

Sydney, Australia – July, 10, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today the acquisition of PlanTec Limited, a leading provider of business intelligence services and information technology consulting services.

The acquisition provides a strategic fit into Praxa Australia, CDC Software’s consulting services company in Australia, and significantly strengthens CDC Software’s position in the Business Intelligence and Services market in the region.

PlanTec brings strong synergies in vendor skill sets and customers to Praxa. PlanTec has market-leading clients that include current projects with Ergon/Energex, Transpacific Industries, UNiTAB, and Sydney Water, which will bolster Praxa’s enterprise, state and federal government installed base nationally.

Founded in 2003, PlanTec is a rapidly growing company in Queensland that specializes in providing Business Intelligence solutions to Health, Retail, Commercial, Telecommunications, Waste and Utilities, and also State and Federal Governments. With more than 30 employees in Brisbane and Sydney, PlanTec has strong partnerships with a wide range of major vendors, including an exclusive partnership with Mincom in Queensland. PlanTec specializes in developing Business Intelligence (BI), Enterprise Document and Content Management solutions (ECM) and integrating mobility solutions systems.

John Clough, chairman of Praxa, comments, “The acquisition of PlanTec is in line with Praxa’s strategy to rapidly expand in the IT market in Australia. This acquisition positions us strongly as a leading business consulting and software services company in the fast-growing Queensland market.

“Over the past 20 years, Praxa has built a strong national client base of government and enterprise clients. Adding PlanTec’s skills to our broad portfolio of services will enable us to offer our customers a stronger reach of services, as well as greater depth in our business intelligence offerings such as Business Objects, Hyperion, Cognos and Microsoft Business Solutions,” says Clough.

Peter Johnson, former CEO of PlanTec and newly appointed general manager of Praxa Queensland, adds, “We’re delighted to be a part of Praxa which allows us to offer our special business intelligence expertise to a national customer base while leveraging Praxa’s market-leading services to existing PlanTec customers.

About Praxa
Praxa Limited is a leading Australian IT professional services provider to corporate and government market sectors. The company specializes in providing mission critical applications and managed services to enterprises. Praxa started trading in 1982 and is now the consulting services division of CDC Software in Australia. For more information, please visit www.praxa.com.au

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Factory (manufacturing operations management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the additive and complementary nature of PlanTec’s services to existing Praxa services, the success of integration efforts, the ability to accelerate growth through additional acquisitions and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the Australian IT services industry; the ability to integrate PlanTec with the company’s operations, the ability to realize strategic objectives by taking advantage of cross-selling opportunities and customer satisfaction with the offered services. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information please contact

Polly Johnson Taurus Marketing Phone: 02 9415 4528 Mobile 0404 833 179 E-mail: polly@taurusmarketing.com.au

Or Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com